Exhibit 99.1

Simplicity Esports and Gaming Company Booked Record Setting Revenue from Gaming Centers this Month

The majority of Simplicity’s gaming centers are still operating at a reduced capacity.

Boca Raton, Florida — June 29, 2021 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”), announced that its esports gaming centers experienced record revenue in the month of June, 25 days into the month, with 5 days remaining. Simplicity Esports now owns a total of 15 gaming centers, of which nine are operating with 25% to 75% capacity limitations. 12 of 18 franchise gaming center locations have reopened and are operating at various capacities.

Roman Franklin, CEO of Simplicity Esports, stated, “I am pleased to announce that we once again exceeded our historical monthly revenue record. Last quarter we announced record revenue for the period ended February 28, 2021. In May, we announced that March was a record revenue month. April revenues exceeded March, and now June has surpassed March with five days still remaining in the month to be accounted for. The return of customers to our gaming centers has continued to result in increased revenues, and assuming no new COVID-19 related restrictions, I expect the trend to continue. Our audited annual financial report on form 10-K is due by August 31st, and we are working with our auditor to file the 10-K as soon as possible, once their review is completed.”

Simplicity Esports intends to list its common stock and warrants on The NASDAQ Capital Market or the NYSE American. There is no guarantee that the listing application will be approved by The Nasdaq Capital Market or the NYSE American.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is an established brand within the esports industry, competing and streaming in popular games across different genres, including Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, and various EA Sports® titles. Simplicity Esports is also in the process of designing, minting, and selling non-fungible tokens (NFTs) for the esports and gaming industries. Simplicity Esports also owns 15 esports gaming centers, and is the franchisor for 18 esports gaming centers, providing the public an opportunity to experience gaming and esports in competitive and casual social settings, regardless of skill or experience. Simplicity Esports also organizes and hosts various in-person events and play from home, online tournaments. Simplicity Esports also owns a Riot Games League of Legends franchise and top Brazilian esports organization, Flamengo Esports.

Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, Fortnite®, EA Sports® and Free Fire® are registered trademarks of their respective owners.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2020 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

Chief Executive Officer

Roman@SimplicityEsports.com

561-819-8586